EXHIBIT 11

COMPUTATION OF LOSS PER SHARE

(in thousands, except per share data)

(a)	Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended the years ended December 31, 2008, 2009 and 2010.

	Shares of Common Stock	Weighted Shares Outstanding
January 1, 2008 to December 31, 2008	13,520	13,520
Shares issued on exercise of stock options	27	13
Shares issued under Directors Stock Plan	12	6
Shares issued in connection with purchase of assets of Airdesk, Inc.	200	200
Shares issued in connection with purchase of Ublip, Inc.	405	405
Total	14,164	14,144
January 1, 2009 to December 31, 2009	14,164	14,164
Shares issued on exercise of stock options	44	22
Shares issued under Directors Stock Plan	25	14
Shares issued in connection with debt conversion	889	256
Treasury share repurchase	(40)	(27)
Total	15,082	14,429
January 1, 2010 to December 31, 2010	15,082	15,082
Shares issued on exercise of stock options	39	6
Shares issued under Directors Stock Plan	16	9
Shares issued in connection with debt conversion	-	-
Treasury share repurchase	(15)	(13)
Total	15,122	15,084

(b) Computation of Loss per Share

Computation of loss per share is net loss divided by the weighted average number of shares of common stock outstanding for the years ended December 31, 2008, 2009 and 2010.

	2008	2009	2010
Net loss	$(10,975)	$(5,829)	$(380)
Weighted average number of shares of common stock outstanding	14,144	14,429	15,084
Basic and diluted loss per share	$(0.78)	$(0.40)	$(0.03)